Exhibit 99.2

Proposed Terms as of June 9, 2016

New Money	• Certain Noteholders will backstop $75 million New 1.5 Lien Term Loan at 11% cash interest

New Exchange Loans and Notes

•       Up to $180 million of 2nd lien exchange loans under same terms as preliminary agreement

•       Up to $270 million of unsecured exchange notes due 2021 pursuant to terms below:

•    Coupon will be 1% cash pay for two years (through 6/30/18) and 8.5% cash pay thereafter (5NC2)

Unsecured Notes

•       Exchange into new 2nd lien exchange loans at a ratio of 20 ($200 per $1,000 note)

•       Exchanging notes receive new unsecured exchange notes at a ratio of 30 ($300 per $1,000 note)

•       45% ownership of Company pro forma for the issuance, assuming 100% participation (69 shares per $1,000 note)

•       Offered to 100% of unsecured noteholders

•       No cash payment